Exhibit 5.1

Alan D. Hambelton

+1 206 452 8756

ahambelton@cooley.com

July 1, 2020

Accolade, Inc.

660 West Germantown Pike, Suite 500

Plymouth Meeting, PA 19462

Ladies and Gentlemen:

We have represented Accolade, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering an underwritten public offering of up to 1,463,634 shares (the “Shares”) of the Company’s common stock, par value $0.0001. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-236786) (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, each of which is to be in effect immediately prior to the closing of the offering contemplated by the Prospectus and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Prior Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101-1355
t: (206) 452-8700 f: (206) 452-8800 cooley.com

Accolade, Inc.

July 1, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Alan D. Hambelton
Alan D. Hambelton

Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101-1355
t: (206) 452-8700 f: (206) 452-8800 cooley.com